Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS FOR ITS FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2013

Company to Host Quarterly Conference Call at 9:00 A.M. on February 20, 2014

St. Petersburg, FL - February 19, 2014: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and year ended December 31, 2013.

($ in thousands, except per share and ratios)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Gross premiums written	$106,702	$59,524	79.3%	$381,352	$254,909	49.6%
Total revenues	$63,441	$37,895	67.4%	$208,080	$131,234	58.6%
Earnings before income tax	$13,433	$1,846	627.7%	$34,487	$15,714	119.5%
Net income	$7,351	$983	647.8%	$20,342	$9,705	109.6%
Net income per diluted share	$0.45	$0.09	400.0%	$1.26	$0.91	38.5%
Book value per share				$6.64	$5.70	16.5%
Return on average equity				20.8%	16.1%	4.7 pts
Loss ratio, net[1]	49.2%	55.5%	-6.3 pts	50.0%	47.9%	2.1 pts
Expense ratio[2]	33.5%	51.8%	-18.3 pts	37.7%	46.9%	-9.2 pts
Combined ratio (CR)[3]	82.7%	107.3%	-24.6 pts	87.7%	94.8%	-7.1 pts
Effect of current year catastrophe losses on CR	(0.2)%	2.3%	-2.5 pts	1.8%	3.0%	-1.2 pts
Effect of prior year development on CR	2.7%	9.5%	-6.8 pts	2.1%	0.6%	1.5 pts
Underlying combined ratio[4]	80.2%	95.5%	-15.3 pts	83.8%	91.2%	-7.4 pts
1 Loss ratio, net is losses and loss adjustment expenses relative to net premiums earned.
2 Expense ratio is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and the expense ratio.
4 Underlying combined ratio, a measure that is not based on accounting principles generally accepted in the United States of America (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

“We ended the year in strong fashion, and I am pleased with the momentum we are building as we enter 2014," said John Forney, President and CEO of UPC Insurance." We passed the 200,000 policies in force threshold during the quarter, and began writing in Texas, our seventh active state and one where we see a lot of promise. Both of these milestones are indicative of the continued progress at UPC Insurance as we implement our strategy to write a diversified book of homeowners business from Texas to Maine. With the continued strengthening of our management team, we feel prepared to meet the challenges in the marketplace and to keep moving forward in 2014."

Quarterly Financial Results

Net income for the quarter was $7.4 million, or $0.45 per diluted share, compared to $1.0 million, or $0.09 per diluted share in the fourth quarter in 2012. The increase in net income was primarily due to gross earned premium growth in Florida and in the new states in 2013. This premium growth includes an assumption of 18,156 polices from Citizens Property Insurance Corporation (Citizens) in November 2013, whereas the Company did not assume any policies from Citizens during the same period in 2012.

Policy acquisition costs increased $3.8 million, or 35.9%, to $14.1 million for the fourth quarter of 2013 from $10.3 million for the fourth quarter of 2012. These costs vary directly with the growth in gross premiums earned which increased 46.7% over the fourth quarter of 2012.

Operating expenses decreased to $2.3 million for the fourth quarter of 2013, from $3.8 million during the same period of last year because the Company incurred a $1.6 million Florida Insurance Guaranty Association (FIGA) assessment in 2012 and did not incur any significant assessments in the current quarter.

General and administrative expenses increased to $3.9 million for the fourth quarter of 2013, from $3.6 million for the fourth quarter of 2012 primarily due to an increase in personnel costs related to the Company's growth.

Year-to-Date Financial Results

Net income for the year ended December 31, 2013 was $20.3 million, or $1.26 per diluted share, compared to $9.7 million, or $0.91 per diluted share for the prior year. The net income increase was driven primarily by continued strong premium growth, improvements in expense ratios and significant decreases in reinsurance costs as a percentage of earned premium. The strong premium growth includes the assumption of 15,133 policies from Citizens in January of 2013, and the assumption of an additional 18,156 policies from Citizens in November 2013. The Company did not assume any policies in 2012.

Policy acquisition costs increased to $50.6 million for the year ended December 31, 2013, from $36.9 million for the same period of 2012, or 37.3%. These costs vary directly with the growth in gross premiums earned which increased 40.0% over the prior year.

Operating expenses increased to $9.2 million for the year from $8.6 million during the same period of last year due to increases in several expense categories, none of which was individually significant. The increase in operating expenses was primarily driven by the Company's growth and expansion into new states. The increase in operating expenses for the current year was partially offset by the $1.6 million FIGA assessment the Company incurred last year whereas the Company did not incur any significant assessments in 2013.

General and administrative expenses increased to $14.6 million for the year ended December 31, 2013, from $11.7 million for the same period in 2012 primarily due to an increase in personnel costs related to the Company's continued growth.

Combined Ratio Analysis

The Company's GAAP net combined ratio improved 24.6 points during the fourth quarter of 2013 and 7.1 points for the year compared to the same periods in 2012. UPC Insurance’s underlying net combined ratio, which excludes losses from catastrophes and reserve development, also improved 15.3 points for the fourth quarter and 7.4 points for the year signaling a significant improvement in the Company’s core operating results over the same periods a year ago. Both the combined and underlying combined ratios decreased primarily due to strong premium growth and a lower ceded reinsurance premium percentage for the quarter compared to the prior period. As a result of these factors, net premiums earned increased $26.1 million, or 76.1%, to $60.3 million in the fourth quarter of 2013 compared to $34.2 million for the fourth quarter of 2012 as the Company continued to generate new policies in Florida and in other states and assumed policies from Citizens. The increase in net premiums earned was partially offset by the increase in the Company's underlying loss costs, which increased approximately $13.2 million during the fourth quarter of 2013 compared to the same period a year ago.  The increase in underlying loss costs for the three months ended December 31, 2013 was driven primarily by the growth of policies in-force and increased frequency and severity of water-related losses throughout Florida as shown below:

($ in thousands except ratios)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Net Loss and LAE	$29,698	$19,008	$10,690	$98,830	$58,409	$40,421
% of Gross earned premiums	32.4%	30.4%	2.0 pts	31.2%	25.8%	5.4 pts
% of Net earned premiums	49.2%	55.5%	-6.3 pts	50.0%	47.9%	2.1 pts
Less:
Current year catastrophe losses	$(120)	$781	$(901)	$3,602	$3,666	$(64)
Prior year reserve development	1,635	3,263	(1,628)	4,078	670	3,408
Underlying Loss and LAE*	$28,183	$14,964	$13,219	$91,150	$54,073	$37,077
% of Gross earned premiums	30.7%	23.9%	6.8 pts	28.8%	23.9%	4.9 pts
% of Net earned premiums	46.7%	43.7%	3.1 pts	46.1%	44.3%	1.8 pts
Policy acquisition costs	$14,056	$10,342	$3,714	$50,623	$36,877	$13,746
Operating and underwriting	2,278	3,770	(1,492)	9,222	8,630	592
General and administrative	3,864	3,610	254	14,552	11,734	2,818
Total Operating Expenses	$20,198	$17,722	$2,476	$74,397	$57,241	$17,156
% of Gross earned premiums	22.0%	28.3%	-6.3 pts	23.5%	25.3%	-1.8 pts
% of Net earned premiums	33.5%	51.8%	-18.3 pts	37.7%	46.9%	-9.2 pts
Combined Ratio - as % of gross earned premiums	54.4%	58.7%	-4.3 pts	54.7%	51.1%	3.6 pts
Underlying Combined Ratio - as % of gross earned premiums	52.7%	52.2%	0.5 pts	52.3%	49.2%	3.1 pts
Combined Ratio - as % of net earned premiums	82.7%	107.3%	-24.6 pts	87.7%	94.8%	-7.1 pts
Underlying Combined Ratio - as % of net earned premiums	80.2%	95.5%	-15.3 pts	83.8%	91.2%	-7.4 pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

The Company’s gross underlying loss ratio increased to 30.7% during the fourth quarter of 2013, which was up 6.8 points from 23.9% in the fourth quarter of 2012. This increase was also primarily due to water related frequency of loss rising approximately 11.6% over the fourth quarter of 2012 and the average severity of water related losses increasing 17.5% from the same period a year ago. Partially offsetting water related loss activity during the fourth quarter 2013 were favorable declines in average severity of fire and sinkhole claims compared to the same period in 2012.

Losses and loss adjustment expenses increased to $98.8 million for the full year 2013, from $58.4 million for the same period last year. Prior year adverse development for the year ended December 31, 2013, was $4.1 million compared to $0.7 million for the same period in 2012. UPC Insurance's net loss and loss adjustment expense ratio history along with the impact of reserve development and catastrophe losses is as follows:

Historical Reserve Development
($ in millions, except ratios)	2008	2009	2010	2011	2012	2013
Reserve development (unfavorable)	$5.0	$3.0	$(1.0)	$4.2	$(0.7)	$(4.1)
Development as a % of EBIT	12.0%	47.4%	71.0%	32.3%	4.3%	11.7%
Consolidated Net Loss Ratio (LR)	34.6%	52.1%	63.6%	43.1%	47.9%	50.0%
Reserve (unfavorable) favorable development on LR	6.2%	3.8%	(1.5)%	3.9%	(0.6)%	(2.1)%
Current year catastrophe losses on LR	(4.0)%	(0.2)%	—%	—%	(3.0)%	(1.8)%
Underlying Loss Ratio	36.8%	55.7%	62.1%	47.0%	44.3%	46.1%
* Underlying Loss Ratio is a non-GAAP financial measure and is reconciled above to the Consolidated Net Loss Ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Overall the Company's attritional loss experience by accident year excluding catastrophes has been stable or trending downwards for the past several years, but did increase in the 2013 accident year due to higher overall frequency and severity of water related losses, and lower premiums per unit of exposure resulting from the Company’s growth outside of Florida as shown in the following table:

					Expected	Expected
		Case		Expected	Ultimate Gross	Ultimate	Premium
Accident	Paid	Loss & LAE	IBNR	Ultimate	Loss & LAE	Loss & LAE	per
Year	Loss & LAE	Reserves	Reserves	Loss & LAE	Ratio	per Exposure(1)	Exposure(2)
2005	$37,491,785	$20,252	$4,172	$37,516,209	31.9%	$592	$1,857
2006	29,523,003	26,334	5,376	29,554,713	22.2%	392	1,751
2007	26,307,616	187,440	47,877	26,542,933	18.5%	400	2,160
2008	26,696,816	15,309	8,742	26,720,867	20.7%	376	1,820
2009	42,616,461	308,018	174,977	43,099,456	29.9%	472	1,577
2010	40,232,515	1,011,984	589,578	41,834,077	28.6%	478	1,670
2011	42,033,616	2,360,372	1,070,011	45,463,999	26.6%	477	1,793
2012	49,254,868	2,517,267	2,813,809	54,585,944	25.3%	469	1,851
2013	59,276,905	19,735,933	11,878,462	90,891,300	29.9%	534	1,786
1 Defined as the total sum we expect to pay for fully developed losses and loss adjusting expenses (i.e. paid losses, incurred losses and incurred but not reported losses) divided by earned house years.
2 Defined as gross earned premiums divided by earned house years.

Reinsurance Costs Decreased as a % of Earned Premium for Both the Quarter and Year-to-Date

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the fourth quarter of 2013 were 31.1% of gross premiums earned compared to 42.1% of gross premiums earned for the fourth quarter of 2012. Reinsurance costs for the year ended December 31, 2013 were 34.5% of gross premiums earned compared to 42.9% for the same period last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $323.8 million at December 31, 2013, compared to $223.4 million at December 31, 2012. UPC Insurance's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 94% of total investments at December 31, 2013, and 98% at December 31, 2012.

Book Value Analysis

Book value per share increased 16.5% from $5.70 at December 31, 2012, to $6.64 at December 31, 2013. The increase in the Company's book value per share was primarily driven by the Company’s growth in net income. The Company's underlying book value per share increased 19.9% from $5.53 at December 31, 2012 to $6.63 at December 31, 2013 because accumulated other comprehensive income was $2.6 million at the end of December 31, 2012 compared to a balance of $0.1 million at the end of the current year. The Company’s large accumulated other comprehensive income balance at the end of 2012 reduced the Company’s underlying book value per share by $0.17 per share compared to the balance at the end of the current year which reduced the Company’s underlying book value per share by $0.01 per share. Accumulated other comprehensive income decreased $2.5 million in 2013 due to the impact of rising interest rates on our fixed maturities portfolio.

($ in thousands, except for per share data)	December 31,	December 31,
	2013	2012
Book Value per Common Share
Numerator:
Common shareholders' equity	$107,587	$87,986
Denominator:
Total Shares Outstanding	16,209,315	15,448,839
Book Value Per Common Share	$6.64	$5.70

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$107,587	$87,986
Accumulated other comprehensive income	92	2,613
Shareholders' Equity, excluding AOCI	$107,495	$85,373
Denominator:
Total Shares Outstanding	16,209,315	15,448,839
Underlying Book Value Per Common Share*	$6.63	$5.53
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, prior year development on lines in run-off and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio, the effect of development from lines in run-off and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development from lines in run-off is caused by unexpected development from our commercial auto product that is no longer offered by the Company. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses, prior year development on lines in run-off and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of accumulated other comprehensive income, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    February 20, 2014 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q4-2013

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance in Florida, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas and is licensed to write in Georgia and New Hampshire. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of our continued growth, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K filed on March 6, 2013. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
REVENUE:
Gross premiums written	$106,702	$59,524	$381,352	$254,909
(Increase) decrease in gross unearned premiums	(14,908)	3,047	(64,644)	(28,655)
Gross premiums earned	91,794	62,571	316,708	226,254
Ceded premiums earned	(31,505)	(28,338)	(119,330)	(104,286)
Net premiums earned	60,289	34,233	197,378	121,968
Net investment income	1,227	752	3,871	3,083
Net realized gains (losses)	70	2,005	(129)	2,160
Other revenue	1,855	905	6,960	4,023
Total revenue	$63,441	$37,895	$208,080	$131,234
EXPENSES:
Losses and loss adjustment expenses	29,698	19,008	98,830	58,409
Policy acquisition costs	14,056	10,342	50,623	36,877
Operating expenses	2,278	3,770	9,222	8,630
General and administrative expenses	3,864	3,610	14,552	11,734
Interest expense	112	72	367	355
Total expenses	50,008	36,802	$173,594	$116,005
Income before other income	13,433	1,093	34,486	15,229
Other income	—	753	1	485
Income before income taxes	13,433	1,846	$34,487	$15,714
Provision for income taxes	6,082	863	14,145	6,009
Net income	$7,351	$983	$20,342	$9,705
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gain on investments	(222)	(440)	(4,233)	2,602
Reclassification adjustment for net realized investment (gains) losses	(70)	(2,005)	129	(2,160)
Income tax expense (benefit) related to items of other comprehensive income	113	944	1,583	(170)
Total comprehensive income (loss)	$7,172	$(518)	$17,821	$9,977

Weighted average shares outstanding
Basic	16,129,247	10,361,849	16,100,882	10,607,751
Diluted	16,209,315	10,448,839	16,183,098	10,655,524

Earnings per share
Basic	$0.46	$0.09	$1.26	$0.91
Diluted	$0.45	$0.09	$1.26	$0.91

Dividends declared per share	$0.03	$0.03	$0.12	$0.08

Consolidated Balance Sheets
In thousands

	December 31, 2013	December 31, 2012
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$273,024	$149,157
Equity securities	15,602	2,723
Other long-term investments	300	300
Total investments	$288,926	$152,180
Cash and cash equivalents	34,888	71,205
Accrued investment income	1,752	760
Premiums receivable, net	26,076	17,154
Reinsurance recoverable on paid and unpaid losses	2,426	2,272
Prepaid reinsurance premiums	55,268	49,916
Deferred policy acquisition costs	25,186	16,978
Other assets	6,708	3,149
Total Assets	$441,230	$313,614
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$47,451	$35,692
Unearned premiums	193,428	128,785
Reinsurance payable	39,483	26,063
Other liabilities	38,575	19,206
Notes payable	14,706	15,882
Total Liabilities	$333,643	$225,628
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 16,421,398 and 15,660,922 issued; 16,209,315 and 15,448,839 outstanding, respectively	2	2
Additional paid-in capital	27,800	24,076
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	92	2,613
Retained earnings	80,124	61,726
Total Stockholders' Equity	$107,587	$87,986
Total Liabilities and Stockholders' Equity	$441,230	$313,614